Exhibit 99.1

AmeriChip International Inc. Receives Its First Two Purchase Orders From General Motors
Wednesday June 28, 7:00 am ET

PLYMOUTH, MI--(MARKET WIRE)--Jun 28, 2006 -- The Board of Directors of AmeriChip International Inc. (OTC BB:ACHI.OB - News) announced that it has received its first two purchase orders from General Motors for machining production parts on a large volume transmission component utilizing the Company's Laser Assisted Chip Control technology.

“The receipt of these first two purchase orders is the culmination of the hard work and dedication of the AmeriChip engineering and sales team," stated Rick Rossmann, President, AmeriChip Automotive, Inc.

"We are enthusiastic about this opportunity to implement our LACC technology for one of America's major automakers and establishing AmeriChip's competitive advantage in addressing chip control problems in the auto industry.

"The receipt of these purchase orders validates that GM is of the opinion that the LACC technology is a means of assisting them in establishing their cost cutting initiatives," Rossmann concluded.

The Company will begin receiving parts for manufacturing by July 15th.

Marc Walther, President & CEO of AmeriChip International Inc., stated, "I believe that this is the first of many such opportunities that will enable AmeriChip to demonstrate its commitment to revitalizing the automotive industry and firmly establishing our LACC technology as a benchmark in cutting costs in the machining of automotive parts."

Headquartered in Plymouth, MI, U.S.A., AmeriChip International Inc., a patented technology company, holds a patented technology known as Laser Assisted Chip Control, the implementation of which results in efficient chip control management in industrial metal machining applications. This technology provides substantial savings in machining costs of certain automobile parts providing much more competitive pricing and more aggressive sales approaches within the industry.

The innovative AmeriChip business model, enhanced by its AmeriChip Tool and Abrasives subsidiary, is designed to establish an extensive resource for cost saving services and products that all cost conscious industrial steel and aluminum machining companies require. AmeriChip is committed to keeping jobs in America for Americans.

For more information, visit our website at www.americhiplacc.com or contact R. Windsor at 905-898-2646 or, send an e-mail to r.windsor@americhiplacc.com.

This release may include projections of future results and "forward-looking statements" as that term is defined in Section 27A of the Securities Act of 1933 as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934 as amended (the "Exchange Act"). All statements that are included in this release, other than statements of historical fact, are forward-looking statements. Although management believes that the expectations reflected in these forward-looking statements are reasonable, it can give no assurances that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from the expectations disclosed in this release, including, without limitation, in conjunction with those forward-looking statements contained in this release.

Contact:
For more information, contact:
R. Windsor
905-898-2646
r.windsor@americhiplacc.com
Visit our website at http://www.americhiplacc.com